UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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LNB Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

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The following notice was mailed to the shareholders of LNB Bancorp, Inc. pursuant to Article II, Section 4 of the Amended Code of Regulations of LNB Bancorp, Inc. on February 5, 2008.
LNB BANCORP, INC.
457 Broadway
Lorain, Ohio 44052
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To the Shareholders of LNB Bancorp, Inc.:
Notice is hereby given that a special meeting of the shareholders of LNB Bancorp, Inc. (“LNB”) will be held on March 18, 2008, at The Lorain National Bank, 521 Broadway, Lorain, Ohio 44052, beginning at 10:00 a.m., local time, to consider and vote solely upon the following proposals:
Proposal 1: A proposal by our shareholder AMG Investments, LLC (together with its affiliates, “AMG”), to amend LNB’s Amended Code of Regulations (the “Code”) to declassify the Board of Directors so that all directors are elected annually (LNB’s Board of Directors is currently divided into three classes, and directors serve for a term of three years).
Proposal 2: A proposal by AMG to amend LNB’s Code to reduce the number of directors to a maximum of nine and a minimum of three (the number of members on LNB’s Board of Directors is currently fixed at 13).
Proposal 3: A proposal by AMG to remove without cause all of LNB’s incumbent directors (namely Terry D. Goode, James R. Herrick, Kevin C. Martin, Benjamin C. Norton, John W. Schaeffer, Robert M. Campana, James F. Kidd, Daniel E. Klimas, Jeffrey F. Riddell, and Donald F. Zwilling), other than Daniel P. Batista, J. Martin Erbaugh and Lee C. Howley, and any other person elected or appointed to the LNB Board of Directors by the members of the Board of Directors since February 5, 2008.
Proposal 4: A proposal by AMG to elect the following AMG nominees to LNB’s Board of Directors to fill vacancies that may be created if Proposal 3 is successful: Richard M. Osborne, Daniel G. Merkel and Thomas J. Smith.
Proposal 5: A proposal by AMG to adjourn the special meeting, if necessary, for the purposes of soliciting additional proxies to vote in favor of Proposals 1 through 4.
Proposal 6: A proposal by AMG to oppose any proposal by LNB to adjourn or postpone the special meeting, if necessary, for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the special meeting to defeat AMG’s proposals.

The Board of Directors has fixed the close of business on February 15, 2008 as the record date for determination of those shareholders who will be entitled to notice of and to vote at the special meeting and any adjournment thereof.
You will receive a Proxy Statement and GOLD proxy card from LNB in the near future. LNB’s Proxy Statement will provide detailed information about LNB and its opposition to AMG’s Proposals 1 through 6, as set forth above. We urge you not to take any action with respect to the special meeting and the proposals to be considered at the special meeting until such time as you have received, and had the opportunity to read, LNB’s Proxy Statement.
By Order of the Board of Directors
Daniel E. Klimas
President and Chief Executive Officer
February 5, 2008

Where You Can Find Additional Information
This notice may be deemed to be solicitation material in respect of the special meeting of shareholders discussed herein. In connection with the special meeting, LNB will file with or furnish to the Securities and Exchange Commission (the “SEC”) all relevant materials, including a proxy statement on Schedule 14A. LNB and its directors may be deemed to be participants in the solicitation of proxies from LNB’s shareholders in connection with the special meeting of its shareholders. Information regarding the special interests of the directors and officers in the proposals that are the subject of the special meeting will be included in a proxy statement that LNB will file in connection with its special meeting. LNB shareholders are strongly advised to read the proxy statement filed in connection with the proposals described herein carefully when it becomes available before making any voting or investment decision, as it will contain important information. Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement, along with the annual, quarterly and special reports LNB files, for free at the Internet website maintained by the SEC at www.sec.gov. Shareholders may also read and copy any document LNB files with the SEC at the SEC’s public reference room located at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Shareholders may also obtain free copies of the documents LNB files with the SEC by going to the “Investor Relations — SEC Filings” section of LNB’s website at www.lnbbancorp.com. The information provided on our website is not part of this notice, and therefore is not incorporated by reference.